FOR IMMEDIATE RELEASE
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        PROCTER & GAMBLE PURCHASES REMAINING STAKE IN CHINA JOINT VENTURE
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         CINCINNATI, USA, May 11, 2004 - The Procter & Gamble Company (NYSE: PG)
today announced that it has purchased the remaining stake in its China joint venture from its partner, Hutchison Whampoa China Ltd (Hutchison). This will now give P&G 100% ownership in its operations in China.

         Under terms of the agreement, P&G or its designee will acquire its remaining 20% stake in the joint venture for $1.8 billion, which is the purchase price of $2.0 billion net of minority interest and related obligations that will be eliminated as a result of the transaction. The transaction is expected to close on June 18, 2004.

         "Hutchison has been a very valuable partner in helping to build our business in China, and it is the right time for us to assume full ownership," said A. G. Lafley, P&G's chairman, president and chief executive. "The outstanding results of our China business give us confidence that we have the right people, the right business strategies, and the in-depth understanding of local consumers and retailers in China to continue to build this fast-growing business."

         P&G-Hutchison Ltd., a joint venture between P&G and Hutchison was established in 1988 as P&G began operations in mainland China. Originally, P&G had a stake of about 69% in the business and Hutchison had approximately 31%. In 1997, P&G and Hutchison announced a restructuring of the original joint venture with P&G increasing its ownership to 80% including provisions for a buyout of the remaining 20% between 2007 and 2017 as well as strengthening its management control of the business. Based on the rapid growth of P&G's business in China, the Company believes a later buy-out would likely have occurred at a significantly higher price.

         The earnings per share impact of the deal on the June 2004 quarter should be minimal. The deal is expected to be slightly accretive in fiscal year 2005.


Forward-Looking Statement
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         All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the company has chosen to focus; (2) successfully executing, managing, and integrating key acquisitions (including the Domination and Profit Transfer Agreement with Wella), and completing planned divestitures (including the divestiture of the company's juice business); (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability matters), and to resolve pending matters with current estimates; (6) the ability to successfully implement, achieve, and sustain cost improvement plans in manufacturing and overhead areas, including the success of the company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty, especially in the company's significant geographical markets, as well as any political and/or economic uncertainty due to terrorist activities; and (9) the ability to successfully manage increases in the prices of raw materials used to make the company's products. If the company's assumptions and estimates are incorrect or do not come to fruition, or if the company does not achieve all of these key factors, then the company's actual results might differ materially from the forward-looking statements made herein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.


About P&G
---------

         Two billion times a day, P&G brands touch the lives of people around the world. The company has one of the largest and strongest portfolios of trusted, quality brands, including Pampers, Tide, Ariel, Always Whisper, Pantene, Bounty, Pringles Folgers, Charmin, Downy, Lenor, Iams, Crest, Actonel, Olay and Clairol Nice'n Easy. The P&G community consists or nearly 98,000 employees working in almost 80 countries worldwide. Please visit www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contact Numbers:
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1-866-776-2837
1-866-PROCTER
pgmedia.im@pg.com

P&G Investor Relations Contact:
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Thomas Tippl, 513.983.2414